Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 Nos. 33-28599 (filed on May 9, 1989), 33-37247 (filed on October 11, 1990), 33-42753 (filed on September 16, 1991), 33-51758 (filed on September 8, 1992), 33-82138 (filed on July 28, 1994), 333-34287 (filed August 25, 1997), 333-66277 (filed on October 28, 1998), 333-79359 (filed on May 26, 1999), 333-38530 (filed on June 2, 2000), 333-69486 (filed on September 17, 2001), 333-96893 (filed on July 22, 2002), 333-109992 (filed on October 27, 2003) and 333-120147 (filed on November 2, 2004) of Southwall Technologies Inc. of our report dated April 13, 2004 relating to the financial statements and financial statement schedules, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

San Jose, California
March 28, 2005